Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 19, 2018
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2018, consolidated net income was $2,591,000, or $0.32 per diluted share (EPS), compared to $2,802,000, or $0.35 EPS, for the prior quarter and $2,830,000, or $0.35 EPS, for the same period a year ago. The decrease of $211,000 compared to the prior quarter is mainly due to non-recurring gains on the sale of an OREO property and investment securities recorded during the first quarter of 2018. Compared to the second quarter of 2017, the net income decrease of $239,000 is attributable to the $938,000 one-time merger-related settlement payments that were recorded in the second quarter of 2017, which were offset in part by strong core earnings and the lower federal income tax rate in 2018 corresponding to the Tax Cuts and Jobs Act of 2017.

Consolidated net income for the six months ended June 30, 2018 totaled $5,393,000, or $0.67 EPS, representing an increase of 7.1% compared to $5,037,000, or $0.62 EPS for the six months ended June 30, 2017. In spite of the non-recurring revenue items recorded in the prior year, the Company has benefited from year-over-year earning asset growth, a higher interest rate environment and a lower federal income tax rate, as the main contributors to the year-to-date net income increase of $356,000.

Net interest income was $9,327,000 for the three months ended June 30, 2018, compared to $9,117,000 for the prior quarter and $8,455,000 for the same period last year. The increase is attributable to the growth of our investment portfolio, combined with the positive impact of recent FOMC rate hikes on earning assets. As a result, the Company’s net interest margin for the three months ended June 30, 2018 increased to 3.83%, compared to 3.80% for the prior quarter, and 3.74% for the same period last year.

Non-interest income for the three months ended June 30, 2018 totaled $1,011,000, compared to $1,332,000 during the prior quarter, and $2,036,000 for the same period last year. Compared to the prior quarter, the decrease is related to gains from the sale of an OREO property and investment securities recorded during the first quarter of 2018. The decrease from the same period last year is primarily due to the aforementioned merger-related settlement payment recorded in 2017.

Non-interest expense for the three months ended June 30, 2018 totaled $6,905,000, compared to $6,732,000 during the prior quarter, and $6,076,000 for the same period last year. These increases compared to prior periods correspond to staffing increases partially related to the Company’s upcoming Sacramento expansion, as well as, deposit and loan servicing costs associated with the growing customer base. Additionally, the Company recognized the expense from the remaining contractual lease obligation on a branch premises that was vacated and relocated during the second quarter.

Total assets were $1.07 billion as of June 30, 2018, an increase of $16.8 million over March 31, 2018 and $49.1 million over June 30, 2017. Gross loans were $654.6 million as of June 30, 2018, an increase of $6.2 million over March 31, 2018, and an increase of $30.8 million over June 30, 2017. The Company’s total deposits were $970.6 million as of March 31, 2018, an increase of $15.3 million and $44.8 million over March 31, 2018 and June 30, 2017, respectively.

“We are pleased to report another quarter of strong core operating results. Net interest income continues to increase and drive profitability,” stated Chris Courtney, President and CEO. Moving to the second half of the year, we are excited about our expansion into Sacramento and the upcoming opening of our new Capitol Mall Branch. We are proud of the relationship team we have assembled for the market, and the response from the business community has been extremely positive,” he concluded.

Non-performing assets as of June 30, 2018 were $1,310,000, or 0.12% of total assets, which was flat compared to March 31, 2018, and represented a decrease from $3,242,000, or 0.32%, at June 30, 2017. The allowance for loan losses to gross loans decreased to 1.25% at June 30, 2018, compared to 1.26% at March 31, 2018 and June 30, 2017. The Company did not record a provision for loan losses during the second quarter of 2018 as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains strong.

The Board of Directors of Oak Valley Bancorp at their July 17, 2018 meeting, declared the payment of a cash dividend of $0.13 per share of common stock to its shareholders of record at the close of business on July 30, 2018. The payment date will be August 10, 2018 and will amount to approximately $1,064,000. This is the second dividend payment made by the Company in 2018.

During the quarter, Oak Valley Bancorp was notified it would be added to the Russell 2000®Index and Russell 3000® Index as part of the annual reconstitution of the indexes. The Russell 3000® Index captures the 3000 largest U.S. stocks, ranking them by total market capitalization. The largest 1,000 companies comprise the Russell 1000® Index and the next 2,000 companies make-up the Russell 2000® Index.

Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies.

“Inclusion in the Russell Index is an affirmation of our commitment to steady growth and the creation of long-term shareholder value. It’s an honor to be recognized as one of the 3,000 largest publicly-traded companies in the U.S. and any enhanced liquidity gleaned from inclusion is a benefit to our investors, ” commented Rick McCarty, Senior EVP and COO.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, a loan production office (LPO) in Downtown Sacramento, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop. The Company has announced plans to elevate their LPO in Sacramento to a full-service branch in August 2018.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2018	2018	2017	2017	2017

Net interest income	$9,327	$9,117	$9,023	$8,620	$8,455
Provision for loan losses	-	-	245	70	35
Non-interest income	1,011	1,332	1,193	1,276	2,036
Non-interest expense	6,905	6,732	6,222	6,060	6,076
Net income before income taxes	3,433	3,717	3,749	3,766	4,380
Provision for income taxes	842	915	2,160	1,298	1,550
Net income	$2,591	$2,802	$1,589	$2,468	$2,830

Earnings per common share - basic	$0.32	$0.35	$0.20	$0.31	$0.35
Earnings per common share - diluted	$0.32	$0.35	$0.20	$0.31	$0.35
Dividends paid per common share	$-	$0.130	$-	$0.125	$-
Return on average common equity	11.18%	12.47%	6.93%	11.04%	13.14%
Return on average assets	0.99%	1.08%	0.62%	0.98%	1.14%
Net interest margin (1)	3.83%	3.80%	3.86%	3.78%	3.74%
Efficiency ratio (2)	64.20%	63.40%	58.35%	59.55%	61.14%

Capital - Period End
Book value per common share	$11.50	$11.19	$11.21	$11.07	$10.89

Credit Quality - Period End
Nonperforming assets/ total assets	0.12%	0.12%	0.15%	0.16%	0.32%
Loan loss reserve/ gross loans	1.25%	1.26%	1.23%	1.24%	1.26%

Period End Balance Sheet
($ in thousands)
Total assets	$1,069,600	$1,052,813	$1,034,852	$996,721	$1,020,495
Gross loans	654,594	648,367	662,544	636,609	623,809
Nonperforming assets	1,310	1,310	1,564	1,564	3,242
Allowance for loan losses	8,162	8,165	8,166	7,917	7,854
Deposits	970,615	955,341	938,882	901,716	925,786
Common equity	94,145	91,595	90,767	89,676	88,100

Non-Financial Data
Full-time equivalent staff	175	168	167	164	164
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,183,005	8,183,005	8,098,605	8,098,605	8,089,705
Period average - basic	8,080,134	8,074,961	8,073,805	8,064,690	8,062,026
Period average - diluted	8,098,269	8,100,703	8,090,826	8,083,137	8,080,030

Market Ratios
Stock Price	$22.87	$22.30	$19.54	$16.79	$13.90
Price/Earnings	17.78	15.85	25.02	13.83	9.87
Price/Book	1.99	1.99	1.74	1.52	1.28

	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2018	2017

Net interest income	$18,444	$16,537
Provision for loan losses	-	35
Non-interest income	2,343	3,507
Non-interest expense	13,637	12,283
Net income before income taxes	7,150	7,726
Provision for income taxes	1,757	2,689
Net income	$5,393	$5,037

Earnings per common share - basic	$0.67	$0.63
Earnings per common share - diluted	$0.67	$0.62
Dividends paid per common share	$0.13	$0.13
Return on average common equity	11.82%	11.96%
Return on average assets	1.03%	1.02%
Net interest margin (1)	3.82%	3.72%
Efficiency ratio (2)	63.80%	62.42%

Capital - Period End
Book value per common share	$11.50	$10.89

Credit Quality - Period End
Nonperforming assets/ total assets	0.12%	0.32%
Loan loss reserve/ gross loans	1.25%	1.26%

Period End Balance Sheet
($ in thousands)
Total assets	$1,069,600	$1,020,495
Gross loans	654,594	623,809
Nonperforming assets	1,310	3,242
Allowance for loan losses	8,162	7,854
Deposits	970,615	925,786
Common equity	94,145	88,100

Non-Financial Data
Full-time equivalent staff	175	164
Number of banking offices	16	16

Common Shares outstanding
Period end	8,183,005	8,089,705
Period average - basic	8,077,562	8,051,983
Period average - diluted	8,099,479	8,075,922

Market Ratios
Stock Price	$22.87	$13.90
Price/Earnings	16.99	11.02
Price/Book	1.99	1.28

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% in 2017, and 21% in 2018.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% 2017, and 21% in 2018.
A marginal federal/state combined tax rate of 41.15% in 2017 and 29.56% in 2018, was used for applicable revenue.